Exhibit 10.90

SECOND AMENDED AND RESTATED LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurers and Policy Numbers:	Jefferson Pilot Life, Policy No. JP5063505

Mass Mutual, Policy No. 0036892

Bank:	Central Valley Community Bank

Insured:	Daniel J. Doyle

Relationship of Insured to Bank:	President and Chief Executive Officer

This Second Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement (the “Agreement”) is made effective as of July 1, 2011, and is entered into by and between Central Valley Community Bank (the “Bank”) and Daniel J. Doyle (the “Insured”), each a “Party” and together the “Parties.”  This Agreement amends and restates in its entirety that certain Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement dated December 31, 2006 by and between the Bank and Insured (as amended, the “Prior Agreement”).

RECITALS

A.

In 2000, the Bank’s Board of Directors (the “Board”) determined that the Insured’s services to the Bank were valuable, and, accordingly, agreed to provide certain death benefits to the Insured pursuant to the Prior Agreement.

B.	In 2003, the Bank agreed to increase the death benefit.

C.	The Prior Agreement was subsequently amended several times, including amendments to comply with changes in applicable law and regulations.

D.	The Parties now desire to amend the Agreement to coordinate with the Insured’s Second Amended and Restated Executive Salary Continuation Agreement (“Salary Continuation Agreement”).

AGREEMENT

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.                                         DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.                                     POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.                                 BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.                                PREMIUM PAYMENT METHOD

The Bank intends to pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.                                    TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.                                DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.                                   In the event of the Insured’s death before August 1, 2012, a lump sum payment shall be made to the Insured’s designated beneficiaries in an amount equal to the present value of a Normal Retirement Benefit of One Hundred Fifty Thousand Dollars and No/100 ($150,000.00) per year, payable in monthly installments beginning on the first day of the month following the Executive’s death (calculated using the assumptions set forth in Section X(L) of the Salary Continuation Agreement, determined as of the date of payment), LESS — the total amount of payments made to the Insured under the Salary Continuation Agreement during his lifetime (if Benefit payments to the Insured began prior to death).  To the extent that the policy proceeds are insufficient to pay the entire death benefit, any remaining amount will be paid by the Bank under the Salary Continuation Agreement.

B.                                     In the event of the Executive’s death on or after August 1, 2012, a lump sum payment shall be made to the Insured’s designated beneficiaries in an amount equal to the present value of a Normal Retirement Benefit of One Hundred Seventy Thousand Dollars and No/100 ($170,000.00) per year, payable in monthly installments beginning on the first day of the month following the Executive’s death (calculated using the assumptions set forth in Section X(L) of the Salary Continuation Agreement, determined as of the date of payment), LESS — the total amount of payments made to the Insured under the Salary Continuation Agreement during his lifetime (if Benefit payments to the Insured began prior to death).  To the extent that the policy proceeds are insufficient to pay the entire death benefit, any remaining amount will be paid by the Bank under the Salary Continuation Agreement.

C.                                     The Bank shall be entitled to the remainder of the policy proceeds, if any.

D.                                    The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.                            DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

During the Insured’s life, the Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges.  Such cash value shall be determined as of the date of surrender.  Notwithstanding the foregoing, upon Insured’s death, the proceeds of the policy shall first be used to satisfy the obligations to Insured’s beneficiaries set forth in Paragraph VI.

VIII.                        RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.                                TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

1.                                       The Insured shall be discharged from employment with the Bank for cause. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

2.                                       Surrender, lapse, or other termination of the Policy by the Bank.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to above shall be the greater of:

(a)                                  The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

(b)                                 The amount of the premiums which have been paid by the Bank prior to the date of such assignment, plus interest.

If within said fifteen (15) day period, the Insured fails to exercise said option, fails to tender the required cash payment, or dies, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.                                    INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.                                AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.                            ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.                                    Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be Central Valley Community Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.                                    Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.                                    Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.                                    Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Clark Consulting at 952-893-6767. When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, he or she should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, he or she should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.                     GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.                     INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XV.                           AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank, provided however that following a Change in Control of the Bank (as that term is defined in the Salary Continuation Agreement), this Agreement may only be modified by the mutual consent of the Bank and Insured.

XVI.                       EFFECTIVE DATE

The Effective Date of this Agreement shall be July 1, 2011.

XVII.                   SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.               APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

XIX.                       COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any benefit under this Agreement if the Insured, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Insured’s employment or his retirement. This section shall not apply following a Change of Control.

Executed at Fresno, California on 7/21/2011.

BANK:		INSURED:

CENTRAL VALLEY COMMUNITY BANK		DANIEL J. DOYLE

/s/Daniel J. Doyle
By:	/s/Daniel N. Cunningham	Daniel J. Doyle
Name: Daniel N. Cunningham
Title: Chairman of the Board

BENEFICIARY DESIGNATION FORM

FOR LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Life Insurance Endorsement Method Split Dollar Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Daniel J. Doyle	Date